Exhibit 99.1

Aptar Reports Fourth Quarter and Annual Results; Recaps Year of Pharma Services Acquisitions and Multiple New Drug Delivery Launches; Highlights Strategic Steps to Strengthen Beauty Business

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 20, 2020--AptarGroup, Inc. (NYSE: ATR), a global leader in consumer dispensing, active packaging and drug delivery solutions and services, today reported its fourth quarter and full year 2019 financial results.

Fourth Quarter 2019 Summary

  Reported sales decreased 2% and were negatively affected by changes in currency exchange rates
  Core sales, excluding currency and acquisition effects, declined 1% including a negative impact from passing on lower resin costs
  Core sales growth in our Pharma segment was offset by decreases in core sales in our other segments
  Reported earnings per share of $0.73 (up 18% compared to the prior year)
  Adjusted earnings per share of $0.80 (down 13% compared to the prior year)
  Reported net income of $49 million (up 19% compared to the prior year)
  Adjusted EBITDA of $131 million (down 7% compared to the prior year)
  Subsequent to the end of the quarter:
    Completed the previously announced equity investment in BTY, a leading Chinese provider of decorative and complete color cosmetics packaging solutions
    As previously announced, entered into a binding agreement to acquire FusionPKG, a design and rapid go-to-market specialist for the North American beauty market
    Announced plans to consolidate North American Beauty + Home footprint

Annual 2019 Summary

  Reported sales increased 3%
  Core sales, excluding currency and acquisition effects, grew 3%
  Reported earnings per share of $3.66 (up 22% compared to the prior year)
  Adjusted earnings per share of $3.95 (up 2% compared to the prior year)
  Reported net income of $242 million (up 24% compared to the prior year)
  Adjusted EBITDA of $592 million (up 8% compared to the prior year)
  Net cash provided by operations of $514 million
  Free cash flow of $272 million
  Raised cash dividend 6% and achieved our 26th consecutive year of paying increased dividends
  Returned $177 million to shareholders for the year in dividends and share repurchases
  Acquired strategic Pharma services (Nanopharm, Gateway Analytical, Noble International)
  Made strategic investment in sustainable solutions partners PureCycle and Terracycle’s Loop
  Named one of America's Most Responsible Companies by Newsweek
  Named one of America’s Most Sustainable Companies by Barron’s

Fourth Quarter Results

For the quarter ended December 31, 2019, reported sales decreased to $671 million compared to $685 million in the prior year. Core sales, excluding currency and acquisition effects, were negatively impacted by passing on lower resin costs to our customers, which contributed to the negative core sales growth in our Beauty + Home and Food + Beverage segments and Aptar overall.

Fourth Quarter Segment Sales Analysis (Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(5%)	4%	(1%)	(1%)
Acquisitions	0%	2%	0%	1%
Currency Effects (1)	(2%)	(2%)	(1%)	(2%)
Total Reported Sales Growth	(7%)	4%	(2%)	(2%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Aptar President and CEO Stephan Tanda said, “One of the strengths of our business model is that we are diversified across many different end markets and we grew core sales in several of those markets in the quarter, including the consumer health care, injectables, active packaging and food markets. However, persistent inventory reductions by several key customers in the personal care and beauty markets, and the passing through of lower resin costs, offset the gains. It was also a difficult comparison to the strong prior year fourth quarter. While we navigate through the current short-term market challenges, we are taking steps to better position the company for long-term growth. This includes a consolidation of our North American Beauty + Home operations along with two strategic investments in high-growth areas of our beauty business, the minority interest ownership in BTY and the pending acquisition of FusionPKG.”

For the quarter, Aptar’s reported earnings per share were $0.73, and up 18% compared to $0.62 reported a year ago. Adjusted earnings per share for the quarter, which exclude restructuring costs and acquisition-related expenses, were $0.80 and down 13% from prior year adjusted earnings per share of $0.92, which is on a comparable currency rate basis. Prior year fourth quarter reported and adjusted earnings included approximately $6 million related to a gain on the sale of an equity investment. The fourth quarter effective tax rate on adjusted earnings was 28% compared to 29% in the prior year.

Annual Results

For the year ended December 31, 2019, reported sales increased approximately 3% to $2.9 billion from $2.8 billion a year ago. Core sales, which exclude the impacts from changes in currency exchange rates and acquisitions, also increased approximately 3%.

Annual Segment Sales Analysis (Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(1%)	10%	3%	3%
Acquisitions	0%	9%	7%	4%
Currency Effects (1)	(4%)	(5%)	(2%)	(4%)
Total Reported Sales Growth	(5%)	14%	8%	3%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Tanda commented on the annual results, “We are extremely proud of our people and the work we are doing to further a circular economy and in 2019, Aptar was recognized for being a responsible and sustainable company. Overall, we performed well as we grew core sales 3%, achieved an adjusted EBITDA margin of 21% and generated strong cash flow. It was also another year of outstanding performance by our Pharma segment, which grew 10%, driven in part by a very active year of new drug delivery launches. Also, we made several key acquisitions and investments that strengthened our pharma services portfolio and aligned us with key sustainable solutions partners. In addition, we returned value to shareholders, making 2019 our 26th consecutive year of paying an increased cash dividend.”

For the year 2019, Aptar’s reported earnings per share were $3.66, and up 22%, compared to $3.00 reported a year ago. Current year adjusted earnings per share, which exclude restructuring costs and acquisition-related expenses, were $3.95 and up 2% from prior year adjusted earnings per share of $3.86, which is on a comparable currency rate basis. Prior year reported and adjusted earnings included approximately $6 million related to a gain on the sale of an equity investment. The 2019 effective tax rate on adjusted earnings was 29% compared to 26% in the prior year, resulting in a difference in adjusted earnings per share of approximately $0.13.

Pharma Services Acquisitions and Multiple New Drug Delivery Launches

It was an exciting year for our Pharma segment as we broadened our services platform with the acquisitions of two leading analytical laboratories, Nanopharm and Gateway Analytical, and training device and patient onboarding expert Noble International. Also during the year, several customers launched new U.S. FDA approved drugs featuring our delivery technologies. Our Bidose Nasal Spray Device was approved for a breakthrough therapy in the field of depression. In addition, our Unidose Powder System was approved for a drug which is intended to treat severe hypoglycemia in people with diabetes and is protected by an Activ-Polymer™ container developed by Aptar CSP Technologies. Our Activ-Blister™ packaging solution, also developed by Aptar CSP Technologies, was approved for an oral solid dose drug delivery for an HIV prevention medicine. Our Nasal Unidose Device was approved for the first nasal rescue treatment for frequent seizure activity in epilepsy for which Noble International designed a patient onboarding kit with trainer device. Lastly, Aptar also entered into an agreement with Bryn Pharma, a privately held pharmaceutical company, who is in the early stages of developing a nasal spray version of epinephrine using our Bidose Nasal Spray Device.

Building a Winning Beauty Business

We have closed on the previously announced agreement to acquire an initial 49% equity interest in BTY, a leading Chinese manufacturer of high quality, decorative metal components, metal-plastic sub-assemblies, and complete color cosmetics packaging solutions for the beauty industry. Also, as previously disclosed, we entered into a binding agreement to acquire FusionPKG, a leader in high quality, prestige airless and color cosmetics packaging, with conception-to-launch and turnkey solutions for the North American beauty market.

Further, as part of our efforts to become a more effective, agile and customer-centric organization, we are taking the next steps in our ongoing business transformation. Aptar continuously evaluates and optimizes its operations to adapt to changing market conditions and competitive challenges to ensure we are delivering the very best value to our customers. As a result, we have decided to close our Stratford and Torrington, Connecticut sites by the end of 2020 and consolidate this production capacity into other Aptar North American facilities. With these changes, we will be in a better position to serve our North American Beauty + Home customers more efficiently and with a better focus on long-term, profitable growth. Estimated costs associated with our footprint consolidations are currently expected to be approximately $20 million.

Outlook

Commenting on Aptar’s outlook, Tanda said, “While there will continue to be near-term challenges, we are optimistic about the long-term opportunities for growth and we are excited about our recent strategic acquisitions and investments. Looking to the first quarter, certain Beauty + Home customers are continuing to focus on inventory reductions considering current macroeconomic uncertainties including the negative impact of the coronavirus outbreak. In addition, the travel retail industry, which is a significant part of the beauty market, is particularly exposed. Our Pharma segment is facing difficult comparisons compared to the prior year’s exceptional growth and our Food + Beverage segment’s Asian business may also be negatively affected by the coronavirus impact.”

Aptar expects earnings per share for the first quarter of 2020, excluding any restructuring costs and acquisition-related expenses, to be in the range of $0.85 to $0.93 and this guidance is based on an effective tax rate range of 28% to 30%.

Cash Dividend

As previously announced, the Board declared a quarterly cash dividend of $0.36 per share. The payment date was February 19, 2020, to stockholders of record as of January 29, 2020.

Open Conference Call

On Friday, February 21, 2020 at 8:00 a.m. Central Time, Aptar will discuss fourth quarter and year-end results for 2019, as well as recently announced strategic actions. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar

Aptar is a global leader in consumer dispensing, active packaging and drug delivery solutions and services. Aptar uses insights, design, engineering and science to create dosing, dispensing and protective packaging technologies for the world’s leading brands, in turn making a meaningful difference in the lives, looks, health and homes of millions of people around the world. Aptar’s innovative solutions serve a variety of end markets including pharmaceutical, beauty, personal care, home, food and beverage. The company is headquartered in Crystal Lake, Illinois and has 14,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related expenses and purchase accounting adjustments that affected inventory values. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measure our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release and statements regarding the anticipated effect of acquisitions and strategic steps to strengthen our Beauty business. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: the successful integration of acquisitions and the achievement of the expected benefits of acquisitions and investments; the impact of tax reform legislation including changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; the execution of the business transformation plan; economic conditions worldwide including potential deflationary or inflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and the impact of public health crises or other significant or catastrophic events. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net Sales	$671,333	$685,028	$2,859,732	$2,764,761
Cost of Sales (exclusive of depreciation and amortization shown below) (1)	435,588	457,516	1,818,398	1,812,961
Selling, Research & Development and Administrative (2)	108,091	106,809	454,617	429,955
Depreciation and Amortization (3)	49,978	48,614	194,552	171,747
Restructuring Initiatives	3,186	15,827	20,472	63,829
Operating Income	74,490	56,262	371,693	286,269
Other Income/(Expense):
Interest Expense	(8,621)	(7,872)	(35,489)	(32,626)
Interest Income	436	750	4,174	7,056
Equity in Results of Affiliates	(17)	(99)	135	(229)
Miscellaneous, net	1,408	9,922	1,556	5,550
Income before Income Taxes	67,696	58,963	342,069	266,020
Provision for Income Taxes	19,158	18,288	99,842	71,254
Net Income	$48,538	$40,675	$242,227	$194,766
Net Income Attributable to Noncontrolling Interests	(5)	(1)	(25)	(21)
Net Income Attributable to AptarGroup, Inc.	$48,533	$40,674	$242,202	$194,745
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.76	$0.65	$3.81	$3.12
Diluted	$0.73	$0.62	$3.66	$3.00

Average Numbers of Shares Outstanding:
Basic	63,835	62,834	63,574	62,437
Diluted	66,192	65,344	66,150	64,958

Notes to the Condensed Consolidated Financial Statements:
(1) For the quarter and year ended December 31, 2018, Cost of Sales included the effect of approximately $10.8 million and $14.2 million, respectively, of purchase accounting adjustments to inventory related to acquisitions.
(2) For the quarter and year ended December 31, 2019, Selling, Research & Development and Administrative included approximately $2.2 million and $3.9 million, respectively, of acquisition costs. For the quarter and year ended December 31, 2018, Selling, Research & Development and Administrative included approximately $0.1 million and $9.6 million, respectively, of acquisition costs.
(3) For the quarter and year ended December 31, 2019, Depreciation and Amortization included approximately $0.3 million and $1.2 million, respectively, of amortization related to acquisition purchase accounting adjustments for backlog.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	December 31, 2019	December 31, 2018
ASSETS

Cash and Equivalents	$ 241,970	$ 261,823
Receivables, net	558,428	569,630
Inventories	375,795	381,110
Other Current Assets	115,048	118,245
Total Current Assets	1,291,241	1,330,808
Net Property, Plant and Equipment	1,087,678	991,613
Goodwill	763,461	712,095
Other Assets	419,739	343,219
Total Assets	$ 3,562,119	$ 3,377,735

LIABILITIES AND EQUITY

Short-Term Obligations	$ 110,247	$ 163,971
Accounts Payable, Accrued and Other Liabilities	573,028	525,199
Total Current Liabilities	683,275	689,170
Long-Term Obligations	1,085,453	1,125,993
Deferred Liabilities	221,139	139,701
Total Liabilities	1,989,867	1,954,864

AptarGroup, Inc. Stockholders' Equity	1,571,916	1,422,556
Noncontrolling Interests in Subsidiaries	336	315
Total Equity	1,572,252	1,422,871

Total Liabilities and Equity	$ 3,562,119	$ 3,377,735

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	December 31, 2019

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$671,333	314,793	267,160	89,380	-	-

Reported net income	$48,538
Reported income taxes	19,158
Reported income before income taxes	67,696	13,874	73,796	2,601	(14,390)	(8,185)
Adjustments:
Restructuring initiatives	3,186	2,813	251	(435)	557
Transaction costs related to acquisitions	2,160	375	1,785
Purchase accounting adjustments related to acquired companies' backlog	333		333
Adjusted earnings before income taxes	73,375	17,062	76,165	2,166	(13,833)	(8,185)
Interest expense	8,621					8,621
Interest income	(436)					(436)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	81,560	17,062	76,165	2,166	(13,833)	-
Depreciation and amortization	49,978	20,677	16,967	9,579	2,755	-
Backlog amortization included in Depreciation and amortization above	(333)		(333)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$131,205	$37,739	$92,799	$11,745	$(11,078)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.5%	12.0%	34.7%	13.1%

	Three Months Ended
	December 31, 2018

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$685,028	337,913	255,801	91,314	-	-

Reported net income	$40,675
Reported income taxes	18,288
Reported income before income taxes	58,963	8,755	67,635	2,220	(12,525)	(7,122)
Adjustments:
Restructuring initiatives	15,827	13,743	(7)	(122)	2,213
Transaction costs related to acquisitions	72				72
Purchase accounting adjustments related to acquired companies' inventory	10,766		9,311	1,455
Adjusted earnings before income taxes	85,628	22,498	76,939	3,553	(10,240)	(7,122)
Interest expense	7,872					7,872
Interest income	(750)					(750)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	92,750	22,498	76,939	3,553	(10,240)	-
Depreciation and amortization	48,614	22,273	16,058	7,752	2,531	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$141,364	$44,771	$92,997	$11,305	$(7,709)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.6%	13.2%	36.4%	12.4%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Year Ended
	December 31, 2019

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,859,732	1,352,714	1,091,051	415,967	-	-

Reported net income	$242,227
Reported income taxes	99,842
Reported income before income taxes	342,069	80,281	317,897	31,835	(56,629)	(31,315)
Adjustments:
Restructuring initiatives	20,472	17,682	632	391	1,767
Transaction costs related to acquisitions	3,927	409	3,364	154
Purchase accounting adjustments related to acquired companies' backlog	1,202		1,202
Adjusted earnings before income taxes	367,670	98,372	323,095	32,380	(54,862)	(31,315)
Interest expense	35,489					35,489
Interest income	(4,174)					(4,174)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	398,985	98,372	323,095	32,380	(54,862)	-
Depreciation and amortization	194,552	82,778	65,590	35,728	10,456	-
Backlog amortization included in Depreciation and amortization above	(1,202)		(1,202)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$592,335	$181,150	$387,483	$68,108	$(44,406)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.7%	13.4%	35.5%	16.4%

	Year Ended
	December 31, 2018

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,764,761	1,426,382	954,652	383,727	-	-

Reported net income	$194,766
Reported income taxes	71,254
Reported income before income taxes	266,020	49,443	276,550	23,956	(58,359)	(25,570)
Adjustments:
Restructuring initiatives	63,829	52,244	3,589	4,185	3,811
Transaction costs related to acquisitions	9,598	574			9,024
Purchase accounting adjustments related to acquired companies' inventory	14,172	119	12,072	1,981
Adjusted earnings before income taxes	353,619	102,380	292,211	30,122	(45,524)	(25,570)
Interest expense	32,626					32,626
Interest income	(7,056)					(7,056)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	379,189	102,380	292,211	30,122	(45,524)	-
Depreciation and amortization	171,747	83,546	51,495	27,467	9,239	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$550,936	$185,926	$343,706	$57,589	$(36,285)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.9%	13.0%	36.0%	15.0%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Income before Income Taxes	$67,696	$58,963	$342,069	$266,020

Adjustments:
Restructuring initiatives	3,186	15,827	20,472	63,829
Transaction costs related to acquisitions	2,160	72	3,927	9,598
Purchase accounting adjustments related to acquired companies' inventory and backlog	333	10,766	1,202	14,172
Foreign currency effects (1)		(683)		(12,693)
Adjusted Earnings before Income Taxes	$73,375	$84,945	$367,670	$340,926

Provision for Income Taxes	$19,158	$18,288	$99,842	$71,254

Adjustments:
Restructuring initiatives	895	4,447	5,753	17,936
Transaction costs related to acquisitions	379	-	505	1,475
Purchase accounting adjustments related to acquired companies' inventory and backlog	53	2,466	218	3,219
Foreign currency effects (1)		(252)		(3,662)
Adjusted Provision for Income Taxes	$20,485	$24,949	$106,318	$90,222

Net Income Attributable to Noncontrolling Interests	$(5)	$(1)	$(25)	$(21)

Net Income Attributable to AptarGroup, Inc.	$48,533	$40,674	$242,202	$194,745

Adjustments:
Restructuring initiatives	2,291	11,380	14,719	45,893
Transaction costs related to acquisitions	1,781	72	3,422	8,123
Purchase accounting adjustments related to acquired companies' inventory and backlog	280	8,300	984	10,953
Foreign currency effects (1)		(431)		(9,031)
Adjusted Net Income Attributable to AptarGroup, Inc.	$52,885	$59,995	$261,327	$250,683

Average Number of Diluted Shares Outstanding	66,192	65,344	66,150	64,958

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.73	$0.62	$3.66	$3.00

Adjustments:
Restructuring initiatives	0.03	0.17	0.22	0.71
Transaction costs related to acquisitions	0.03	-	0.05	0.12
Purchase accounting adjustments related to acquired companies' inventory and backlog	0.01	0.13	0.02	0.17
Foreign currency effects (1)		-		(0.14)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.80	$0.92	$3.95	$3.86

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net Cash Provided by Operations	$134,076	$104,043	$514,457	$313,628

Less:
Capital Expenditures	$55,435	$65,931	$242,276	$211,252
Free Cash Flow	$78,641	$38,112	$272,181	$102,376

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	Expected 2020	2019

Income before Income Taxes		$89,999

Adjustments:
Restructuring initiatives		9,530
Costs related to acquisitions		-
Foreign currency effects (1)		(1,926)
Adjusted Earnings before Income Taxes		$97,603

Provision for Income Taxes		$27,000

Adjustments:
Restructuring initiatives		2,677
Costs related to acquisitions		-
Foreign currency effects (1)		(809)
Adjusted Provision for Income Taxes		$28,868

Net Loss Attributable to Noncontrolling Interests		$5

Net Income Attributable to AptarGroup, Inc.		$63,004

Adjustments:
Restructuring initiatives		6,853
Costs related to acquisitions		-
Foreign currency effects (1)		(1,117)
Adjusted Net Income Attributable to AptarGroup, Inc.		$68,740

Average Number of Diluted Shares Outstanding		65,349

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.96

Adjustments:
Restructuring initiatives		0.11
Costs related to acquisitions		-
Foreign currency effects (1)		(0.02)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.85 - $0.93	$1.05

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of January 31, 2020, with the exception of the euro for which a 1.10 rate was used.
(2) AptarGroup’s expected earnings per share range for the first quarter of 2020 is based on an effective tax rate range of 28% to 30%. This tax rate range compares to our first quarter of 2019 effective tax rate of 30% on both reported and adjusted earnings per share.

Contacts

Investor Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-477-0424

Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-477-0424